Exhibit 99.1

Sterion Incorporated Reports Third Quarter 2003 Results

Extends Warrant Exercise Period

MINNEAPOLIS, August 12 /PRNewswire-FirstCall/ -- Sterion Incorporated (Nasdaq: STEN), a Minneapolis-based medical products company today reported financial results for the third quarter ended June 30, 2003. Sales for the three months ended, June 30, 2003 were $2.27 million compared to $2.43 million for the same period a year ago.  Net income for the third quarter ended June 30, 2003, was $101,729 or $.06 per diluted share, compared to net income of $750 for the third quarter in fiscal 2002.  The results for the period include a pretax gain of $550,000 from the sale of certain assets including the company’s sterilization container product line.  Third quarter operating income decreased to a loss of ($349,921) compared to a profit of $29,013 for the third quarter of last year.  The decline in third-quarter operating income reflects an adjustment to inventory based upon a comprehensive review of the Company’s costing systems.  The results for the third quarter also reflects costs associated with initial production runs of new products, continued new product development and the impact on cost of goods sold of contract manufacturing and private-label programs.

The Company also announced that its board of directors has extended the exercise period of its 379,374 outstanding stock purchase warrants to purchase shares of the Company’s common stock at $4.00 per share from September 29, 2003 to September 30, 2005 leaving the $4.00 exercise price unchanged.

Commenting on the third quarter results, J. David Berkley, Company president, noted, "We significantly strengthened our balance sheet during the quarter as we both reduced debt and improved our cash position.  Sterion ended the quarter with approximately $1.66 million in cash on hand.  Our improved financial position provides the resources for continued development of new products and for increased marketing efforts, while continuing to position our Company for growth and profitability.  Sales declined 6.6% from the third-quarter a year ago.  This decline in sales reflects the sale of assets of our sterilization container division on May 7, 2003, and the initial transition to providing contract manufacturing services in our Jacksonville, Texas facility.  The remainder of our business is strong and continues to grow. Cost control efforts showed positive results in the third quarter. Our Selling and General and Administrative costs were reduced to $1,000,475 or 44.1% of sales in third quarter of 2003 compared to $1,350,825 or 55.6% of sales in 2002. We are continuing to emphasize cost management throughout the company, while at the same time investing in new products for growth and future profitability. Finally, we are beginning to see growth in contract and private-label sales arrangements both of which will reflect a lower profit margin than the company has historically realized, however, we expect these efforts will contribute significantly to overall future profitability."

Sterion Incorporated, headquartered in Minnesota, develops, manufactures, assembles and markets single-use medical supplies and medical and surgical devices. Principal medical products include silicone vessel loops, silicone and fabric surgical clamp covers, suture aid booties, adhesive skin closure strips, and adhesive catheter tube securement devices used in hospital operating rooms. Surgical instrument protection guards, surgical instrument identification sheet and roll tape, and surgical instrument cleaning brushes used in the central sterile reprocessing department of hospitals. The Company's Surgidyne negative pressure closed wound drainage products offer innovative solutions to surgical wound care. Effective May 7, 2003, the Company sold certain assets related to its proprietary line of surgical instrument sterilization containers and accessories. The Company continues to manufacture these products under a contract manufacturing arrangement.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol STEN.  More information about Sterion is available at the Company's website: http://www.sterion.com .

Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2002.

Sterion Incorporated and subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002

Sales, net	$2,269,966	$2,431,535	$6,966,588	$7,203,424

Cost of goods sold	1,619,412	1,051,697	4,099,360	3,254,138
Gross profit	650,554	1,379,838	2,867,228	3,949,286

Selling, general and administrative expenses	1,000,475	1,350,825	3,169,210	3,557,175
Income (loss) from operations	(349,921)	29,013	(301,982)	392,111

Other income (expense)
Gain on sale of certain assets of the sterilization system container product line	550,000	0	550,000	0
Interest expense	(25,961)	(31,847)	(94,962)	(101,714)
Investment income	2,811	3,949	2,944	19,977
Gain on sale of available-for-sale securities	0	0	0	52,926
Total other income (expense)	526,850	(27,898)	457,982	(28,811)

Income before income taxes	176,929	1,115	156,000	363,300

Provision for income taxes	75,200	365	68,200	119,840
Net income	101,729	750	87,800	243,460

Other comprehensive loss	0	0	0	(56,654)

Comprehensive income	$101,729	$ 750	$87,800	$186,806

Net income per share:
Basic	$.06	$0.00	$.05	$0.21
Diluted	.06	0.00	.05	0.18

Weighted average common and common equivalent shares outstanding:
Basic	1,729,537	1,759,061	1,729,537	1,763,832
Diluted	1,817,800	2,023,496	1,865,917	2,073,129

	June 30, 2003	September 30, 2002
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,663,712	$591,263
Accounts receivables, net	1,196,246	1,395,262
Inventories, net	2,890,983	3,147,076
Deferred income taxes	211,000	204,000
Other current assets	296,742	180,783
Total current assets	6,258,683	5,518,384

Property and equipment, net	1,628,000	2,212,602

Other assets:
Goodwill	356,439	331,802
Intangible assets, net	119,701	1,039,466
Cash surrender value of life insurance, net of loans	23,513	20,064
Total other assets	499,653	1,391,332

Total assets	$8,386,336	$9,122,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of Credit, Bank	$0	$300,000
Current portion of long-term debt	24,426	345,281
Current portion of capital lease obligation	5,343	5,365
Accounts payable	693,018	728,230
Accrued payroll and related taxes	386,078	238,412
Accrued income taxes	100,745	27,753
Other accrued expenses	199,958	162,515
Total current liabilities	1,409,568	1,807,556

Long-term debt, net of current portion	850,965	1,341,389
Capital lease obligation, net of current portion	0	4,681
Deferred income taxes	65,000	65,000
Total liabilities	2,325,533	3,218,626

Stockholders’ equity:
Common stock, $0.01 par value	17,295	17,295
Additional paid-in capital	3,109,059	3,109,059
Deferred Compensation	(46,798)	(116,109)
Retained Earnings	2,981,247	2,893,447
Total stockholders' equity	6,060,803	5,903,692

Total liabilities and stockholders’ equity	$8,386,336	$9,122,318